FIRST M & F CORPORATION


Exhibit 11 - Computation of Earnings Per Share




                                        Three Months Ended March 31,
                                        ----------------------------
                                          1998              1997
                                          ----              ----

Net income                           $ 1,907,118       $ 1,894,593
                                       =========         =========

Weighted average shares outstanding  $ 3,394,656       $ 3,394,656
                                       =========         =========

Earnings per share:
  Basic                                    $ .56             $ .56
                                             ===               ===
































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